CONFORMED COPY





                         Worldwide Joint Venture ("WJV")

                           Summary of Principal Terms

         This memorandum dated as of June 15, 2000 between Deutsche Bank AG ("DB") and National Discount Brokers Group, Inc. ("NDB") (each, a "Party" and together, the "Parties") sets forth certain terms, conditions and understandings upon which the Parties intend to use their good faith efforts to negotiate and enter into definitive agreements and other related documents as set forth below. Such terms, conditions and understandings are not exhaustive and shall be supplemented in the definitive agreements by such other terms, conditions and understandings as are customary in joint venture and related transactions of the type contemplated and as shall be mutually agreed by the Parties. Terms used but not defined herein have the meanings assigned in the Stockholder Agreement between DB and NDB, dated as of the date hereof.


 Object of the WJV: DB's Global Corporates and Institutions Division as it is
                    currently constituted and any successor division (together, "GCI"), on the one hand, and NDB and its controlled Affiliates, on the other hand, will form the WJV to provide or participate in On-Line Discount Brokerage and On-Line Incidental Services for Retail Investors in the Rest of World, as provided herein. The WJV may engage or participate in such On-Line Discount Brokerage and On-Line Incidental Services either directly or through operating companies in various countries.

                    Each of NDB and GCI will offer the WJV an opportunity to invest in any On-Line Brokerage for Equity Securities for Retail Investors in the Rest of World that it may from time to time create or control, subject to commitments to third parties, overall financing needs, regulatory requirements and other considerations, all on such terms as the WJV and the Party concerned may mutually agree.

Definitions

On-Line Discount
Brokerage:          The execution of securities trades for customers by an
                    entity that (i) does not employ account executives or registered representatives who (A) are assigned to, and responsible for maintaining relationships with, customers for the purpose of providing advised brokerage and trade execution services (whether provided in person or electronically and whether general or trade-specific) or (B) are compensated with a portion of the commissions earned for any trade execution services performed for such customers, (ii) offers its customers the ability to execute securities trades directly through computerized on-line or other electronic or wireless execution systems, including, without limitation, the Internet and IVR, without the direct assistance or recommendation of any account executive or registered representative and (iii) generally charges its customers a lower cost for its services than is customarily charged in the relevant market for brokerage services by full service advised brokerage firms or banks offering full service advised brokerage taking into account commission charges, account investment advisory fees and such other charges and fees and minimum balance requirements. On-Line Discount
                    Brokerage does not include the provision of On-Line
                    Incidental Services.

On-Line Incidental
Services:           On-line services, other than On-Line Discount Brokerage,
                    including without limitation the preparation and distribution of research or other commentary, the provision of private banking or commercial banking services, margin lending, custody, investment advisory management or supervisory services, including through financial or other models developed internally or by third parties, and customer message boards or discussion forums, in each case whether with respect to Equity
                    Securities or Other Products.

Territory:          Austria, Belgium, Denmark, Finland, France, Germany,
                    Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg,
                    Monaco, the Netherlands, Norway, Portugal, Spain, Sweden,
                    Switzerland and the United Kingdom (the "Territory").

Rest of World:      All countries of the world other than the United
                    States of America, its territories and possessions and the countries located in the Territory.

Equity Securities:  Capital stock, including shares of exchange-listed, closed end mutual funds holding capital stock, but not including options on or warrants to purchase equity securities or securities exchangeable for or convertible into equity securities.

Other Products:     All securities and instruments, such as options,
                    warrants, fixed income securities, convertibles, foreign exchange, commodity options and commodity futures, and other derivatives, other than Equity Securities.

Retail Investors:   Natural persons, excluding any natural persons
                    who are the primary beneficiaries of services organized by any US institution with NDB primarily for their benefit
                    (e.g., Netlink or a similar program).

Global Strategic
Oversight
Committee           DB and NDB will form a joint committee (the "Global
                    Strategic Oversight Committee") to consider and discuss the overall strategic direction and coordination of the WJV, the contemplated European joint venture and any other ventures that DB and NDB might undertake from time to time. The Global Strategic Oversight Committee will have no formal constitution or formal authority to direct the operations of the WJV or any other venture of the Parties.
                    The membership of the Global Strategic Oversight Committee will be shared equally by representatives of DB and NDB.

 Initial Business
 Plan: Prior to the closing of the WJV, the Parties will adopt an Initial Business Plan (the "Initial Business Plan") describing the WJV's projected funding needs and operations during an initial period to be agreed by the Parties.

 WJV  Coordinating
 Company: The activities of the WJV will be coordinated by the WJV Coordinating Company, whose legal form and place of organization will be determined by the Parties based on tax, management and other considerations; provided that the structure shall, to the extent possible, permit treatment of the WJV Coordinating Company as a partnership for U.S. tax purposes.

Powers and
Responsibilities:   The WJV Coordinating Company's powers
                    and responsibilities will consist primarily of the following:

                    (1) coordination and planning of the WJV's participation in On-Line Discount Brokerage and On-Line Incidental Services in the Rest of World; (2) determination of the Rest of World countries in which the WJV will operate or participate and those in which NDB and GCI may operate independently; (3) joint development, and direct or indirect holding, of intellectual property rights for the WJV; and (4) holding equity and other investments in one or more WJV Operating Companies (as defined below).

Ownership:          Initially, each of NDB and GCI will hold 50% of the
                    equity in the WJV Coordinating Company.

Capital Contributions:

  Initial Capital
  Contributions:    DB and NDB will commit an initial amount of cash
                    to be agreed between the Parties, pro rata in accordance with their respective ownership interests in the WJV, to be used as initial working capital by the WJV.

Additional Capital
Contributions:      In addition, the Parties shall make additional capital and other contributions to the WJV in the aggregate amounts and at such stages as provided in the Initial
                    Business Plan, and to be made by the Parties pro rata in accordance with their respective ownership interests in the WJV.

                    Except as provided in the preceding paragraph, a Party shall not be obligated to provide additional funding to the WJV Coordinating Company.

                    Neither NDB, DB, nor their respective affiliates shall have any obligation to provide any credit or other financing to the WJV Coordinating Company or any WJV Operating Company, and any such extension of credit or other financing shall be in each party's sole discretion and at arm's length.

                    The Parties will have preemptive rights in respect of all issuances by the WJV Coordinating Company of stock or other capital securities after the initial issuance, in proportion to their then existing ownership interests.

Management:         The WJV Coordinating Company shall be managed by a
                    board of directors (or comparable body for the legal entity concerned) on which NDB and GCI will have equal representation. A quorum for meetings will be a majority of the members of the entire board (who may be present in person or over an open phone line), and board decisions will be by majority vote of the members participating in a meeting (which majority must include at least one member nominated by each of NDB and GCI).

Planning and
Right to Invest:    If either NDB or GCI so requests, the WJV
                    Coordinating Company will consider the Rest of World countries in which it expects to organize the provision of On-Line Discount Brokerage. If either NDB or GCI wishes to organize the provision of On-Line Discount Brokerage in a particular country that is not already being served by a WJV
                    Operating Company, the Party concerned shall so notify the WJV Coordinating Company indicating the country and the proposed terms on which such On-Line Discount Brokerage would be organized.

Affirmative
Decision:           If the WJV Coordinating Company decides to organize
                    the provision of On-Line Discount Brokerage in a particular country or group of countries, it shall proceed to facilitate such organization and make such equity investment(s), if any, in the WJV Operating Company or Companies as its board (or equivalent body) shall determine.
                    Depending on tax and other considerations, NDB and GCI may elect to make such equity investments either through the WJV
                    Coordinating Company or directly in the WJV Operating
                    Company(ies) concerned.

                    If any WJV Operating Company(ies) reasonably require more capital investment than the WJV Coordinating Company (or NDB and GCI together) are able or willing to provide on an equal basis, NDB, GCI or their respective affiliates may unilaterally provide such additional capital investment outside the WJV Coordinating Company, on customary and reasonable terms (including for the issuance of common stock); provided that each of NDB and GCI shall always have the right, but not the obligation, to invest equally and on equal terms in any WJV Operating Company.

No Affirmative
Decision:           If the WJV Coordinating Company is unable for
                    a period of two months to reach a decision on whether to organize the provision of an On-Line Discount
                    Brokerage in a particular country or group of countries or on a material aspect of such organization (whether before or after activities regarding any such organization have commenced), the party proposing such organization (NDB or GCI, as the case may be) may proceed unilaterally to organize (or to complete the organization of) the On-Line
                    Discount Brokerage concerned substantially on the terms proposed to the WJV Coordinating Company, without using the facilities or resources of the WJV, except that the On-Line
                    Discount Brokerage concerned will have the right to obtain a non-exclusive, non-transferable license of WJV Intellectual
                    Property from the WJV Coordinating Company on arm's length and commercially reasonable royalty and other terms.

                    If the WJV Coordinating Company and such On-Line Discount Brokerage are unable to agree on arm's length and commercially reasonable royalty and other terms for a license of WJV Intellectual Property, such royalty and other terms will be finally determined by "baseball arbitration" (as described below under "Fair Value").

WJV Operating
Companies:          Operations of the WJV in individual
                    countries or groups of countries will be conducted through individual WJV Operating Companies in the particular countries or groups of countries concerned. The legal form of such WJV Operating Companies will depend on tax and other considerations in the countries concerned.

Ownership:          Depending on its needs for capital, available
                    resources of the WJV Coordinating Company and the Parties, and competitive conditions in the market concerned, ownership interests in each WJV Operating Company may be held by the WJV Coordinating Company, the Parties or their affiliates independently of the WJV Coordinating Company, or third party investors.

Capital
Contributions:      As needed, based on regulatory requirements
                    and each WJV Operating Company's business plan.

                    The WJV Coordinating Company will always have the right, but not the obligation, to invest in the equity of a WJV Operating Company, and each of NDB and GCI shall always have the right, but not the obligation, to invest equally and on equal terms in any WJV Operating Company.

Management:          Management rights and representation on boards
                     of directors or equivalent bodies will be in proportion to capital investment, except as may otherwise be agreed between the Parties or with a third party investor.

Affiliate
Transactions:       DB and NDB may make available to the WJV such
                    products and services as the WJV reasonably requires and DB and NDB are in a position to supply, all on such terms as may be mutually agreed. The WJV will deal with DB and NDB on an arm's-length basis. All products and services to be supplied by either Party will be documented through appropriate written service or other agreements.

DB Research:        DB will enter into a non-exclusive agreement with
                    the WJV to provide the WJV, on terms to be determined, with research prepared by DB for distribution to Retail Investors in the Rest of World.

Intellectual Property:

Intellectual
Property:           Each of the Parties owns or has rights to
                    use certain confidential and proprietary know-how and trade secrets, computer software, source code, designs, algorithms, specifications, formulas, plans, models, data, technical information, processes, practices, systems and similar intellectual and proprietary property (collectively, the " Intellectual Property") that will be required or useful for the operation of the WJV. With respect to any Intellectual
                    Property owned by a Party, such Party will enter into a non-exclusive, non-transferable license with the WJV
                    Coordinating Company or its wholly-owned subsidiary to use such Intellectual Property for the purpose of providing
                    On-Line Discount Brokerage or On-Line Incidental Services in the Rest of World and with a right to sub-license such Intellectual Property to WJV Operating Companies and to other Affiliates of the Parties as provided above. With respect to any Intellectual Property licensed by a Party from third parties, such Party will use commercially reasonable efforts to negotiate new licenses on commercially reasonable terms at the expense of the WJV to permit the WJV to use such Intellectual Property. Each Party will make available to the WJV a reasonable number of qualified personnel at the expense of the WJV for a reasonable period of time to effect the transfer of such Party's Intellectual
                    Property to the WJV, all on terms to be mutually agreed between the Party concerned and the WJV.

                    Upon termination of the WJV, the above licenses of Intellectual Property will automatically continue as perpetual, non-exclusive, non-transferable licenses of the Intellectual Property for the purpose of providing On Line Discount Brokerage and On-Line Incidental Services in the Rest of the World.

WJV  Intellectual
Property:           The WJV Coordinating Company shall be responsible for
                    developing new intellectual property and/or adapting existing Intellectual Property or other intellectual property for use in the WJV, all as provided in the Initial Business Plan or otherwise agreed by the Parties.

Transfer
Restrictions and
Right of First
Refusal: Until the first anniversary of the execution of a definitive agreement relating to the WJV, no Party will have the right to transfer any ownership interest in the WJV Coordinating Company, other than to a wholly-owned affiliate of such Party, without the prior written approval of the other
                    Party. Thereafter, all proposed transfers by any Party, other than to a wholly-owned affiliate, will be subject to a right of first refusal on the same terms by the other Party.

Transferee's Rights
and Obligations:    A third party that acquires an interest in the WJV
                    Coordinating Company in a permitted transfer shall assume the obligations and, unless otherwise agreed by the transferee, acquire the rights of the transferring party with respect to the interest that it acquires.

Term and
Termination:        The WJV will continue until terminated as described below.

                    The WJV may be terminated, at the option of either Party, upon written notice to the other Party given (i) at any time after the second anniversary of the execution of a definitive agreement relating to the WJV; (ii) upon a Change in Control of the other Party; (iii) upon the material failure of the other Party to perform or observe any covenant or agreement relating to the WJV, which failure is continuing for a period of 90 days after notice thereof has been given to the defaulting Party by the terminating Party;
                    (iv) upon the Insolvency Event (as defined in the U.S. Underwriting Agreement) of the other Party; or (v) upon the termination of any of the European Joint Venture, the U.S. Research Venture or the U.S. Underwriting Venture. Notice of termination shall become effective 30 days following the date of such notice. Any termination of the WJV pursuant to clause (ii), (iii) or (iv) shall constitute termination "for cause".

                    If the WJV is terminated, then DB will have the right to purchase NDB's interest in the WJV Coordinating Company and each WJV Operating Company, and NDB will have the right to require DB to purchase NDB's interest in the WJV Coordinating Company and each WJV Operating Company, in each case for a purchase price equal to to the greater of (i) NDB's proportionate share of the Fair Value of the business of the WJV Coordinating Company and each WJV Operating Company as a going concern and (ii) NDB's cash capital contribution to the equity of the WJV; provided, however, that clause (ii) shall apply only if (1) such termination occurs on or prior to the second anniversary of the execution of the definitive agreement regarding the WJV and
                    (2) either (a) DB terminates the WJV pursuant to clauses
                    (ii) or (v) above or (b) NDB terminates the WJV pursuant clause (iii) above.

                    "Fair Value" means, with respect to the business of the WJV
                    (i) a valuation made by the unanimous determination of the Board; or (ii) failing such determination of the Board within the 30-day period following notice of exercise of the above rights by DB or NDB, the valuation determined by a leading international investment bank jointly selected by the Parties within 15 days of the end of such 30-day period (or, failing agreement on an investment bank, selected by the ICC), as follows: immediately upon designation of such investment bank , each Party shall notify such investment bank and each other in writing of its estimate of Fair Value. Such investment bank shall be instructed to select one of the two proposed estimates of Fair Value (and no other amount) within 30 days of appointment. "Fair Value" shall be the estimate so selected by such investment bank and shall be final and binding on the Parties. The fees and expenses of the investment bank shall be paid by the Party whose estimate was not selected.

   Confidentiality: No persons other than the Parties and their subsidiaries which are agreed to by the Parties may have access to proprietary or confidential information with respect to the WJV, including, without limitation, customer data; market and customer research; segmentation, attitude or usage information; strategies and specific plans for positioning, advertising, public relations, promotions, pricing, product design, Website design and development, including content and trading, customer service model, training recruitment and compensation programs.

Financial
Statements:        The WJV will prepare and distribute to the Parties monthly financial statements of the WJV.

Accounting:        Separate books of account maintained at the WJV's head
                   office using U.S. GAAP.

Inspection of
Records:           The records and reports of the WJV will
                   also be kept in the English language and are open to inspection by a Party or its designated representative during business hours upon reasonable notice, including tax returns and financial statements.

Audit: Annual audit will be performed by a firm of independent certified public accountants to be appointed by the Board.

Dispute
Resolution:         It is the objective of the Parties to use all
                    reasonable efforts to resolve disputes amicably through negotiation. This objective will not limit any Party from seeking judicial redress as provided below.

                    All disputes that are not resolved by negotiation shall be resolved by the federal or state courts located in the New York metropolitan area in the State of New York, to whose exclusive jurisdiction the Parties will irrevocably submit.

Governing Law:      To be determined with respect to the WJV. The
                    provisions under the heading "Exclusivity" in this memorandum shall be governed by and construed in accordance with the law of New York.

Exclusivity:        During the period described under the heading
                    "Effect of Term Sheet" below, neither DB nor NDB nor any of their respective subsidiaries, affiliates or representatives will, directly or indirectly, (i) solicit or encourage any inquiries, discussions or proposals regarding, (ii) continue, propose or enter into negotiations or discussions with respect to or (iii) enter into any agreement or other understanding providing for, any transaction involving a worldwide joint venture or alliance with any third party for the provision of On-Line Discount Brokerage for Equity
                    Securities to Retail Investors within the Rest of World on terms similar to those contemplated for the WJV; nor shall any of such persons or entities provide any information to any other person or entity for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to, any such transaction; provided that, in the case of DB, the foregoing restrictions shall apply only to activities conducted by GCI.

Effect of Term
Sheet: The Parties agree that this memorandum does not create binding rights or obligations, other than the obligation of the Parties to negotiate in good faith definitive agreements with respect to the WJV, except that the provisions under the heading "Exclusivity" shall be binding upon each of the Parties and their respective Affiliates, from and including the date hereof to but not including the earlier of (i) the date on which the Parties execute the definitive WJV agreements, and (ii) the first anniversary of the closing of the Securities Purchase Agreement.

                                         * * *

NATIONAL DISCOUNT BROKERS GROUP, INC.            DEUTSCHE BANK AG



By:  /s/ Arthur Kontos                           By:  /s/ Thomas A. Curtis
     -----------------                                --------------------
Name:  Arthur Kontos                             Name:  Thomas A. Curtis
Title: President and Chief Executive Officer     Title: Attorney-in-Fact